Exhibit 99.1

               Uranium Resources, Inc. Announces Equity Financing

    DALLAS--(BUSINESS WIRE)--xx--Uranium Resources, Inc. (the "Company") (Pink Sheets:URIX) announced that it has sold 3,500,000 shares of common stock in a private transaction at $0.10 per share, receiving cash of $350,000 from the same group of investors that provided $406,000 in equity in October 2003. The investors have agreed to purchase an additional 3,250,000 shares at $0.10 per share for a total of $325,000 in February 2004, subject to certain contingencies. The transaction was negotiated in December 2003.
    The Company expects that these funds, together with the February purchase, will allow it to remain in business until April 2004. Additional sources of funding will be required in order for it to remain in business thereafter. The Company is actively seeking such additional financing. Proceeds from the offering will be used primarily for the Company's working capital needs.
    Uranium Resources, Inc. is a Dallas area based uranium-mining company whose shares are quoted on the Pink Sheets under the symbol URIX. The Company specializes in in-situ solution mining and holds substantial uranium mineralization in South Texas and New Mexico. The Company's properties have been shut in since July 1999.


    CONTACT: Uranium Resources, Inc., Dallas
             Paul K. Willmott/Thomas H. Ehrlich, 972-219-3330